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                                                                    EXHIBIT 12.1


             STATEMENT REGARDING COMPUTATION OF CONSOLIDATED RATIOS
                          OF EARNINGS TO FIXED CHARGES

         The following table sets forth our historical ratios of earnings to fixed charges and our consolidated subsidiaries for the periods indicated:

                                        NINE MONTHS ENDED
                                        SEPTEMBER 30, 2000                      YEAR ENDED DECEMBER 31,
                                        ------------------                      -----------------------
                                                                    1999       1998       1997      1996       1995
                                                                    ----       ----       ----      ----       ----
Ratio of Earnings
to Fixed Charges...............                4.6                 2.9(a)       4.0      5.0(b)      8.6        7.7


(a) Excluding the special pre-tax charge of $25 million associated with the acquisition and integration of Richey Electronics, Inc. and the electronics distribution group of Bell Industries, Inc., the ratio of earnings to fixed charges would have been 3.1.

(b) Excluding special pre-tax charges totaling $59 million associated with the realignment of our North American components operations and the acquisition and integration of the volume electronic component distribution businesses of Premier Farnell plc, the ratio of earnings to fixed charges would have been 5.7.